Exhibit 99.1

CareDx Announces Full Repayment of its Outstanding Debt

Recent Equity Financing Leads to Strong, Debt-Free Balance Sheet

BRISBANE, Calif., November 26, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that it prepaid in full its outstanding debt on November 20, 2018.

The prepaid debt, a $15 million term loan from Perceptive Advisors, was obtained on April 13, 2018, had an interest rate of 9.0% plus the greater of LIBOR or 1.5%, an interest-only period of three years, and a maturity date of April 2023. In addition to the $15 million debt prepayment, the company also paid Perceptive Advisors a prepayment premium and an exit fee. Cash and cash equivalents were approximately $62 million after the payments.

“Full repayment of the term loan represents another important milestone in the continual improvement of the company’s balance sheet,” commented Michael Bell, CareDx’s Chief Financial Officer. “Following the third quarter, where we reported both positive adjusted EBITDA and operating cash flow, and our recent successful equity financing, we are now in a strong financial position to continue to drive revenue growth and to further fortify our position as the leading provider of genomics-based information in transplantation.”

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding the Company’s financial position, potential revenue growth, achievement of our financial and operational goals and our prospects. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by CareDx with the SEC on March 22, 2018 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com